 Exhibit 99.1

February 20, 2012

Dear Registered Representative:

As you are aware, ICON Income Fund Ten, LLC (“Fund Ten”) entered into its Liquidation Period in May 2010. As you are further aware, distributions in the liquidation period will vary depending on cash on hand from the expiry of investments and/or the sale of equipment owned by Fund Ten.

Recently, Fund Ten sold its investment in Pretel Group Limited for $4,709,100.  On March 1st, Fund Ten is distributing these proceeds, along with cash on hand, for a total distribution of $5,000,000.

Please be advised that your clients will be receiving the same notification, as set forth above, along with their March 1st distribution.

Should you have any questions please call our Investor Relations Department at 1-800-343-3736.

Sincerely,

Douglas Crossman
President, ICON Securities Corp.

ICON Securities CorpTM. d/b/a ICON Investments, member FINRA/SIPC, serves as a dealer-manager for ICON Investments Funds.  ICON Securities Corp. and ICON Capital Corp.TM are separate, but affiliated companies.

3 Park Avenue, 36th Floor, New York, NY 10016   800.435.5697   www.iconinvestments.com

March 1, 2012

Re: ICON Income Fund Ten, LLC (“Fund Ten”)

Dear Investor:

As you are aware, Fund Ten entered into its Liquidation Period in May 2010. As you are further aware, distributions in the liquidation period will vary depending on cash on hand from the expiry of investments and/or the sale of equipment owned by Fund Ten.

Recently, Fund Ten sold its investment in Pretel Group Limited for $4,709,100.  On March 1st, Fund Ten is distributing these proceeds, along with cash on hand, for a total distribution of $5,000,000.

As always, if you have any questions, please feel free to contact our Investor Relations Department at (800) 343-3736.

Sincerely,

ICON Capital Corp.

100 Grossman Drive, Suite 301 Braintree, MA 02184  www.iconinvestments.com